Exhibit 99.1

Contact:	Robert Bannon
Director, Investor Relations
(336) 335-7665

LORILLARD, INC. REPORTS FIRST QUARTER RESULTS

GREENSBORO, NC, April 24, 2014 – Lorillard, Inc. (NYSE: LO) announced today its results for the quarter ended March 31, 2014.

First Quarter Highlights

•	Reported (GAAP) diluted earnings per share decreased $0.12 per share compared to the first quarter of 2013 primarily due to lower non-recurring benefits related to certain MSA payment disputes.

•	Adjusted (Non-GAAP) diluted earnings per share increased 4.5% over last year to $0.69.

•	Cigarettes adjusted operating income (Non-GAAP) increased 4.9% over last year behind a 100 basis point increase in adjusted gross margin.

•	Total Lorillard retail market share of cigarettes exceeded 15% for the first time ever, increasing 0.3 share points from last year to 15.2%.

•	Newport retail market share reached 13.0% for the first time ever, increasing 0.4 share points versus last year.

•	Results reflect continuing investments in electronic cigarettes, both domestically and internationally.

•	blu eCigs remains the clear U.S. electronic cigarette category leader, achieving a 45% dollar market share, up 10 share points versus last year.

•	blu eCigs began its expansion efforts in the United Kingdom.

•	Lorillard repurchased 3.2 million shares during the quarter at a cost of $158 million.

Lorillard Financial Results Summary*

(Amounts in Millions, Except Per Share Data)

	Three Months Ended March 31,
	2014	2013	% Chg

Net sales	$1,592	$1,577	1.0%

Operating income
Reported (GAAP)	$472	$561	(15.9)%
Adjusted (Non-GAAP)	447	438	2.1%

Net income
Reported (GAAP)	$271	$328	(17.4)%
Adjusted (Non-GAAP)	252	251	0.4%

Diluted earnings per share
Reported (GAAP)	$0.74	$0.86	(14.0)%
Adjusted (Non-GAAP)	0.69	$0.66	4.5%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results table included with this release.

Consolidated Results

Net sales increased by $15 million, or 1.0%, to $1.592 billion in the first quarter of 2014 due to a 1.4% increase in net sales of cigarettes.

Reported diluted earnings per share decreased $0.12, or 14.0%, to $0.74 in the first quarter of 2014 compared to the first quarter of 2013 due primarily to the $0.23 per share favorable impact of the settlement to resolve certain MSA payment adjustment disputes on tobacco settlement expense in the first quarter of 2013 which did not recur in the first quarter of 2014. In addition, reported diluted earnings per share for the first quarter of 2014 include a favorable impact of $0.05 per share on tobacco settlement expense and $0.01 per share on investment income related to the 2003 non-participating manufacturer arbitration award.

Adjusted diluted earnings per share increased $0.03, or 4.5%, to $0.69 in the first quarter of 2014, due primarily to the strong operating performance in the Cigarettes segment and the impact of share repurchases. As detailed in the reconciliation table, adjusted diluted earnings per share exclude the favorable impacts of the settlement to resolve certain MSA payment adjustment disputes in the first quarter of 2013 and the 2003 non-participating manufacturer arbitration award in the first quarter of 2014.

“Lorillard delivered strong underlying fundamental performance and record high cigarette market share results to start the year, despite some unusual events that occurred in the quarter,” stated Murray S. Kessler, Lorillard Chairman, President and CEO. “Reduced promotions, a tax increase in Puerto Rico and severe weather affecting our core markets had a disproportionate impact on Lorillard cigarette volume during the quarter. The company also continued to incrementally invest in our blu electronic cigarette business. Despite these headwinds and incremental investments, very good pricing realization and continued tight cost controls in our Cigarettes Segment allowed us to deliver robust adjusted Cigarette operating income growth of almost 5 percent in the quarter.”

Mr. Kessler concluded, “The ability to grow profits and market share in a quarter with some unusual challenges is yet another demonstration of why we remain confident in our ability to deliver a double-digit shareholder return as measured by EPS growth and the dividend yield over the long-term.”

The following is a discussion of first quarter 2014 performance of Lorillard’s two operating segments, Cigarettes and Electronic Cigarettes.

Cigarettes Segment Results*

	Three Months Ended March 31,
	2014	2013	% Chg

Net sales	$1,541	$1,520	1.4%

Gross profit
Reported (GAAP)	$603	$692	(12.9)%
Adjusted (Non-GAAP)	572	549	4.2%

Selling, general and administrative
Reported (GAAP)	$120	$138	(13.0)%
Adjusted (Non-GAAP)	120	118	1.7%

Operating income
Reported (GAAP)	$483	$554	(12.8)%
Adjusted (Non-GAAP)	452	431	4.9%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.

First Quarter 2014

Cigarette net sales increased $21 million, or 1.4%, to $1.541 billion in the first quarter of 2014, compared to $1.520 billion in the first quarter of 2013. The increase in cigarette net sales resulted primarily from higher average net cigarette selling prices, partially offset by lower cigarette unit sales volume.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 2.9% for the first quarter of 2014 compared to the corresponding period of 2013. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 2.3% for the first quarter of 2014 compared to the corresponding period of 2013. The Company estimates total cigarette industry domestic wholesale shipments decreased 2.7% for the first quarter of 2014 compared to the first quarter of 2013. Changes in wholesale inventory patterns during the quarter had a negative impact on first quarter wholesale shipments for Lorillard in contrast to a positive impact for the balance of the industry. Adjusting for the impact of changes in wholesale inventory patterns, Lorillard domestic wholesale shipments declined approximately 1.8% in the first quarter of 2014 versus year ago, significantly outperforming adjusted total cigarette industry domestic wholesale shipments which decreased an estimated 4% during the quarter compared to first quarter of 2013.

Total wholesale unit volume for Newport, the Company’s flagship brand, decreased 2.2% for the first quarter of 2014 compared to the corresponding period of 2013. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, decreased 1.5% for the quarter versus year ago. Adjusting for inventory fluctuations, Newport domestic volume declined approximately 0.9% versus year ago. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 6.0% for the first quarter of 2014 compared to the first quarter of 2013.

Based on Lorillard’s proprietary retail shipment database administered by Management Science Associates, Inc., which measures shipments from wholesale to retail and is unaffected by wholesale inventory changes, Lorillard’s first quarter 2014 domestic retail market share increased 0.3 share points versus year ago to 15.2%, its highest level ever and first full quarter over 15%. Newport’s domestic retail market share reached 13.0%, an increase of 0.4 share points compared to the first quarter of 2013. Lorillard’s domestic retail share of the menthol market was flat versus the first quarter of 2013 at 40.7%. Gains in Newport’s domestic retail market share were primarily attributable to the continued strengthening of Newport Menthol in its core geographies, continued success in expansion markets and the volume impact resulting from the introductions of Newport Smooth Select and Newport Non-Menthol Gold in 2013.

Reported gross profit was $603 million, or 39.1% of net sales, in the first quarter of 2014 and $692 million, or 45.5% of net sales, in the first quarter of 2013. Adjusted gross profit was $572 million, or 37.1% of net sales, in the first quarter of 2014 and $549 million, or 36.1% of net sales, in the first quarter of 2013. As detailed in the reconciliation table, adjusted gross profit for the first quarter of 2014 excludes the $31 million favorable impact on Lorillard’s tobacco settlement expense of the 2003 non-participating manufacturer award as a result of the September 2013 arbitration panel determination that six states failed to diligently enforce escrow provisions applicable to non-participating manufacturers. Adjusted gross profit for the first quarter of 2013 excludes the $143 million favorable impact on Lorillard’s tobacco settlement expense of the reduction in Lorillard’s April 15, 2013 MSA payment as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013.

Reported selling, general and administrative costs decreased $18 million to $120 million in the first quarter of 2014 compared to the first quarter of 2013. Adjusted selling, general and administrative costs remained relatively flat at $120 million in the first quarter of 2014 compared to $118 million in the first quarter of 2013. As detailed in the reconciliation table, first quarter 2013 adjusted selling, general and administrative costs exclude $20 million in estimated costs to comply with the U.S. Government Case judgment.

Reported operating income for the Cigarettes segment decreased $71 million, or 12.8%, to $483 million in the first quarter of 2014 from $554 million in the first quarter of 2013. Adjusted operating income for the Cigarettes segment increased $21 million, or 4.9%, to $452 million in the first quarter of 2014 from $431 million in the first quarter of 2013.

Electronic Cigarettes Segment Results*

	Three Months Ended March 31,**
	2014	2013	% Chg

Net sales	$51	$57	(10.5)%

Gross profit
Reported (GAAP)	$16	$21	(23.8)%
Adjusted (Non-GAAP)	16	21	(23.8)%

Selling, general and administrative
Reported (GAAP)	$27	$14	92.9%
Adjusted (Non-GAAP)	21	14	50.0%

Operating income (loss)
Reported (GAAP)	$(11)	$7	n/m
Adjusted (Non-GAAP)	(5)	7	n/m

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.
**	Results for the quarter ended March 31, 2014 provided above are not comparable to the results for the quarter ended March 31, 2013 as Lorillard purchased SKYCIG on October 1, 2013.

First Quarter 2014

Net sales for the Electronic Cigarettes segment were $51 million for the first quarter ended March 31, 2014, compared to $57 million for the first quarter ended March 31, 2013, respectively. The decline in sales of blu eCigs in the U.S. versus year ago reflects an increase in unit volume offset by the estimated $7 million mix impact of a lower price on rechargeable kits that were introduced in the third quarter of 2013. The year ago quarter was also favorably impacted by significant pipeline inventory as the brand was in its initial phase of national expansion. As of March 31, 2014, blu eCigs’ products were carried in approximately 149,000 retail outlets in the U.S. SKYCIG, based in the U.K., was acquired on October 1, 2013 and generated $2 million in net sales during the first quarter.

Lorillard will be reporting Nielsen ScanTrack Database dollar share results for blu and the e-cig category going forward. According to Nielsen, blu’s all-outlet dollar market share of electronic cigarettes increased 10 share points to 45% for the 13 weeks ending March 15, 2014 versus the year ago 13 week period. blu’s robust share growth at retail is attributed to strong consumer pull through from brand equity building activities and increased distribution.

Gross profit was $16 million, or 31.4% of net sales, for the first quarter ended March 31, 2014. This compares to gross profit of $21 million, or 36.8% of net sales, for the first quarter ended March 31, 2013. Gross profit and gross profit margin for the first quarter ended March 31, 2014 were negatively impacted by the mix impact of the new, lower priced rechargeable kits as well as higher retail distribution costs.

Reported selling, general and administrative costs were $27 million for the first quarter ended March 31, 2014, compared to $14 million for the first quarter ended March 31, 2013. Adjusted selling, general and administrative costs were $21 million for the first quarter ended March 31, 2014, compared to $14 million for the first quarter ended March 31, 2013 and reflect incremental investment to build the blu brand in the U.S. as well as to prepare for the launch of blu in the U.K. As detailed in the reconciliation table, first quarter 2014 adjusted selling, general and administrative costs exclude amortization of the SKYCIG brand totaling $6 million. The fair value ascribed to the SKYCIG brand in connection with the acquisition of $34 million is being amortized over an estimated life of 18 months beginning October 1, 2013, after which amortization charges related to the brand will cease.

Reported operating income/(loss) for the Electronic Cigarettes segment was $(11) million for the first quarter of 2014, compared to $7 million for the first quarter of 2013. Adjusted operating income/(loss) for the Electronic Cigarettes segment was $(5) million for the first quarter of 2014, compared to $7 million for the first quarter of 2013. SKYCIG’s reported and adjusted operating loss was $9 million and $3 million, respectively, for the quarter.

Additional News

On March 10, 2014, Lorillard, Inc. increased its quarterly dividend on its common stock by 12% to $0.615 per share, which was paid to shareholders of record as of February 28, 2014.

In April 2014, the Company paid $1.065 billion under the State Settlement Agreements, primarily based on 2013 volume. Included in the payment was $93 million deposited in an interest-bearing escrow account in accordance with procedures established in the MSA pending resolution of a claim by the Company and the other Original Participating Manufacturers that they are entitled to reduce their MSA payments based on a loss of market share to non-participating manufacturers. In addition, in April 2014, the Company directed the release of $62 million from the disputed payments account to Lorillard associated with the 2003 arbitration award.

During the first quarter of 2014, the Company repurchased approximately 3.2 million shares at a cost of $158 million under the amended $1 billion share repurchase program announced in March 2013 and amended in May 2013. As of March 31, 2014, the maximum dollar value of shares that could yet be purchased under the $1 billion share repurchase program was $156 million.

Conference Call

A conference call to discuss first quarter 2014 results of Lorillard, Inc. has been scheduled for 1:00 p.m. Eastern Time on April 24, 2014. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international). The passcode for this event is 28927750.

An online replay will be available at the Company’s website following the call. If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter passcode 28927750. The conference call will be available for replay in its entirety through May 1, 2014.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard Tobacco is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has four additional cigarette brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard, Inc., through its other subsidiaries, is also a leading global electronic cigarette company, marketed under the blu eCigs and SKYCIG brands. Newport, Kent, True, Maverick, Old Gold, blu eCigs and SKYCIG are the registered trademarks of Lorillard and its subsidiaries. Lorillard maintains its corporate headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
(Amounts in millions, except per share data)

Net sales (a)	$1,592	$1,577
Cost of sales (a) (b)	973	864

Gross profit	619	713
Selling, general and administrative	147	152

Operating income	472	561
Investment income	8	1
Interest expense	(45)	(41)

Income before income taxes	435	521
Income taxes	164	193

Net income	$271	$328

Earnings per share:
Basic	$0.75	$0.86
Diluted	$0.74	$0.86

Weighted average number of shares outstanding:
Basic	362.12	378.62
Diluted	362.71	379.42

Segment data:
Net sales
Cigarettes (a)	$1,541	$1,520
Electronic Cigarettes	51	57

	$1,592	$1,577

Operating income (loss):
Cigarettes	$483	$554
Electronic Cigarettes	(11)	7

	$472	$561

Supplemental information:

(a) Includes excise taxes.	$445	$455

(b) Cost of sales includes:

– Charges to accrue obligations under the State Settlement Agreements	286	176

– Charges to accrue obligations under the Federal Assessment for Tobacco Growers	28	27

– Charges to accrue Food and Drug Administration user fees	19	17

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	March 31, 2014	December 31, 2013
	(Unaudited)
(In millions, except share and per share data)
Assets:
Cash and cash equivalents	$1,535	$1,454
Short-term investments	297	157
Accounts receivable, less allowances of $4 and $3	26	19
Other receivables	33	29
Inventories	552	499
Deferred income taxes	546	555
Other current assets	27	23

Total current assets	3,016	2,736
Plant and equipment, net	311	316
Long-term investments	191	93
Goodwill	102	102
Intangible assets	81	87
Deferred income taxes	56	51
Other assets	155	151

Total assets	$3,912	$3,536

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$29	$42
Accrued liabilities	448	377
Settlement costs	1,508	1,224
Income taxes	134	8

Total current liabilities	2,119	1,651
Long-term debt	3,561	3,560
Postretirement pension, medical and life insurance benefits	306	305
Other liabilities	87	84

Total liabilities	6,073	5,600

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized – 600 million shares; par value – $0.01 per share Issued – 383 million and 382 million shares (outstanding 363 million and 365 million shares)	4	4
Additional paid-in capital	267	256
Accumulated deficit	(1,391)	(1,438)
Accumulated other comprehensive loss	(127)	(130)
Treasury stock at cost, 20 million and 17 million shares	(914)	(756)

Total shareholders’ deficit	(2,161)	(2,064)

Total liabilities and shareholders’ deficit	$3,912	$3,536

Lorillard, Inc. and Subsidiaries

Wholesale Cigarette Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended March 31,
(All units in thousands)	2014	2013	% Chg

Full Price Brands

Newport	7,550,721	7,663,764	-1.5
Kent	31,554	36,978	-14.7
True	34,662	38,712	-10.5

Total Full Price Brands	7,616,937	7,739,454	-1.6

Price/Value Brands

Old Gold	90,054	101,532	-11.3
Maverick	1,131,162	1,203,329	-6.0

Total Price/Value Brands	1,221,216	1,304,861	-6.4

Total Domestic Cigarettes	8,838,153	9,044,315	-2.3

Total Puerto Rico and U.S. Possessions	117,972	178,356	-33.9

Grand Total Cigarettes	8,956,125	9,222,671	-2.9

Notes:

1.	This information is not adjusted for returns or the impact of wholesale trade inventory fluctuations.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Cigarette Unit Market Share Data (1)

	Three Months Ended March 31,
	2014	2013	Pt Chg

Lorillard	15.2%	14.9%	0.3
Newport	13.0%	12.6%	0.4
Total Industry Menthol	31.8%	31.2%	0.6
Lorillard Share of Menthol Segment	40.7%	40.7%	0.0
Newport Share of Menthol Segment	37.5%	37.5%	0.0

(1)	Based on Lorillard’s proprietary retail shipment database, administered by Management Science Associates, Inc.

blu Domestic Retail Electronic Cigarette Dollar Market Share Data (2)

13 Week Reporting Periods Ended:

March 23, 2013	35.3%
June 22, 2013	42.0%
September 21, 2013	45.3%
December 21, 2013	45.8%
March 15, 2014	45.0%

(2)	Based on Nielsen, ScanTrack Database – All Outlets Combined.

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating income, adjusted net income and adjusted diluted earnings per share with the most directly comparable GAAP financial measures, reported gross profit, reported operating income, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the three months ended March 31, 2014 and 2013. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustments to reported results summarized below remove the following items: (1) the favorable impact of the 2003 non-participating manufacturer award as a result of the September 2013 arbitration panel determination that six states failed to diligently enforce escrow provisions applicable to non-participating manufacturers included as an offset to tobacco settlement expense in cost of sales; (2) amortization of the SKYCIG brand included in selling, general and administrative expenses; (3) the favorable impact of the reduction in Lorillard’s April 15, 2013 MSA payment as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales; and (4) estimated costs to comply with the U.S. Government Case judgment included in selling, general and administrative expenses.

	Three months ended March 31, 2014
	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$619	$472	$271	$0.74

GAAP results include the following:
(1) 2003 non-participating manufacturer arbitration award	(31)	(31)	(24)	(0.06)

(2) Amortization of SKYCIG brand	—	6	5	0.01

Adjusted (Non-GAAP) results	$588	$447	$252	$0.69

	Three months ended March 31, 2013
	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$713	$561	$328	$0.86

GAAP results include the following:
(3) Settlement to resolve certain MSA payment adjustment disputes	(143)	(143)	(89)	(0.23)

(4) Estimated costs to comply with the U.S. Government Case judgment	—	20	12	0.03

Adjusted (Non-GAAP) results	$570	$438	$251	$0.66

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment

(Amounts in millions)

Lorillard has two reportable segments, Cigarettes and Electronic Cigarettes.

The Cigarettes segment consists principally of the operations of Lorillard Tobacco Company and related entities. Lorillard Tobacco is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the United States. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette overall in the United States based on gross units sold during the quarters ended March 31, 2014 and 2013. In addition to the Newport brand, the Lorillard product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five cigarette brands include 43 different product offerings which vary in price, taste, flavor, length and packaging.

The Electronic Cigarettes segment consists of the operations of LOEC (d/b/a blu eCigs), Cygnet Trading (t/a SKYCIG) and related entities. blu eCigs is a leading electronic cigarette company in the United States. Lorillard acquired the blu eCigs brand and other assets used in the manufacture, distribution, development, research, marketing, advertising and sale of electronic cigarettes on April 24, 2012. Lorillard acquired all of the assets and operations of SKYCIG, a United Kingdom based electronic cigarette business, on October 1, 2013.

	Three months ended March 31, 2014
	Cigarettes	Electronic Cigarettes	Total

Reported (GAAP) operating income (loss)	$483	$(11)	$472

GAAP results include the following:

(1) 2003 non-participating manufacturer arbitration award	(31)	—	(31)

(2) Amortization of SKYCIG brand	—	6	6

Adjusted (Non-GAAP) operating income (loss)	$452	$(5)	$447

	Three months ended March 31, 2013
	Cigarettes	Electronic Cigarettes	Total

Reported (GAAP) operating income	$554	$7	$561

GAAP results include the following:

(3) Settlement to resolve certain MSA payment adjustment disputes	(143)	—	(143)

(4) Estimated costs to comply with the U.S. Government Case judgment	20	—	20

Adjusted (Non-GAAP) operating income	$431	$7	$438